Cardax Launches Human Clinical Trial Targeting Cardiovascular Inflammatory Health

CHASE Trial to Evaluate Impact of ZanthoSyn® in Largest Astaxanthin Study Ever

HONOLULU, October 2, 2018 /PRNewswire/ — Cardax, Inc. (OTCQB: CDXI) has launched its Cardiovascular Health Astaxanthin Supplement Evaluation (CHASE) clinical trial targeting cardiovascular inflammatory health. The first subject was dosed on September 19, 2018.

The randomized, double-blind, placebo-controlled CHASE clinical trial will evaluate the effect of low-dose and high-dose ZanthoSyn®, Cardax’s premium astaxanthin supplement, on cardiovascular health, as measured by C-Reactive Protein (CRP) levels, over 12 weeks in up to 360 subjects with documented cardiovascular risk factors. The study will also include an optional open label extension through 48 weeks.

Of the more than 50 human clinical trials conducted to date with various forms of astaxanthin, this pioneering study is believed to be the largest ever reported. The next three largest astaxanthin studies each had approximately 100 to 130 subjects and examined lower doses and/or shorter durations. The CHASE trial is expected to be more than 10 times the average reported astaxanthin clinical trial size of approximately 30 subjects.

In addition to CRP as a primary endpoint, other markers of inflammatory health will be measured as exploratory endpoints in CHASE, including activation of FOXO3, the important anti-aging gene. Previous work with the University of Hawaii demonstrated that one of Cardax’s astaxanthin compounds, CDX-085, activated FOXO3 in mammals (mice) for the first time. Extensive safety parameters will also be assessed.

The trial is being conducted in Hawaii by Premier Medical Group (PMG), headed by Scott Miscovich, MD, the study’s principal investigator, with the support of its Director of Clinical Research, Josh Green, MD. The unique structure of the collaboration between PMG and Cardax is expected to provide efficient recruitment of subjects and an economical cost structure consistent with the Company’s resources and planned R&D expenditures.

“This study is an important example of our commitment to the science underlying our products,” said David G. Watumull, Cardax President and CEO, “and if the results are positive, its well-controlled, scientifically credible design should provide a strong foundation for our future growth.”

The CHASE medical monitor and trial design lead is Jon L. Ruckle, MD, Cardax Chief Medical Officer, who has extensive experience as principal investigator of more than 350 clinical trials at leading contract research organizations.

In keeping with ZanthoSyn®’s regulatory status as a dietary supplement, the trial is focused on a structure/function outcome (cardiovascular health) and thus according to FDA regulations an Investigational New Drug application (IND) is not required. The trial has been approved by an Independent Review Board (IRB) and will conform to Good Clinical Practice (GCP), an international ethical and scientific quality standard for designing, conducting, recording, and reporting trials that involve the participation of human subjects. The safety of the doses studied is well supported by extensive high dose animal toxicity studies in multiple species and includes more than a 100-fold human equivalent dose safety margin compared to the no observed adverse effect level (NOAEL) in animal toxicity studies of similar duration with synthetic astaxanthin.

The CHASE trial builds on decades of research around the role of inflammation in cardiovascular health, highlighted by the landmark Canakinumab Anti-inflammatory Thrombosis Outcomes Study (CANTOS), sponsored by Novartis and published in August of 2017 in the New England Journal of Medicine, with ancillary articles in The Lancet. In the CANTOS study, reduction of CRP below 2 mg/L resulted in a highly significant 25% reduction in the primary endpoint of non-fatal myocardial infarction, non-fatal stroke, and cardiovascular death, as well as a 31% reduction in all-cause mortality. All patients in the CANTOS study received standard of care, including statins, and no significant changes in LDL, HDL, total cholesterol, or triglycerides were observed. Severe adverse events, including fatal infections, were reported with the drug used in the CANTOS study, canakinumab, an expensive monoclonal antibody targeting IL-1β.

“With the recent CANTOS study highlighting the importance of cardiovascular inflammatory health and the numerous animal and exploratory human studies demonstrating astaxanthin’s ability to safely impact CRP, we look forward to the results of this potentially transformative study,” said Scott Miscovich, MD, CHASE principal investigator.

About Cardax

Cardax devotes substantially all of its efforts to developing and commercializing dietary supplements and pharmaceuticals. Cardax is initially focusing on astaxanthin, which is a powerful and safe naturally occurring anti-inflammatory that supports health and longevity.* The safety and efficacy of Cardax’s products have not been directly evaluated in clinical trials or confirmed by the FDA.

About ZanthoSyn®

ZanthoSyn® is a physician recommended anti-inflammatory supplement for health and longevity that features astaxanthin with enhanced absorption and purity.* ZanthoSyn® is sold online and in GNC stores. ZanthoSyn® contains astaxanthin, which is Generally Recognized as Safe (GRAS) according to FDA regulations.

About Astaxanthin

Astaxanthin is a clinically studied compound with safe anti-inflammatory activity that supports joint health, cardiovascular health, metabolic health, liver health, and longevity.*

About Premier Medical Group (PMG)

Premier Medical Group (PMG), based in Honolulu, Hawaii, provides comprehensive primary care and serves over 20,000 active patients with 4 family physicians, 6 physician assistants, and 2 nurse practitioners. PMG also teaches students from University of Washington, University of Hawaii, Hawaii Pacific University, Samuel Merritt University, and other universities.

Media and Investors

Janice Kam

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